UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DYNAMICS RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 2, 2010

To the Shareholders:

The Annual Meeting of the shareholders of Dynamics Research Corporation will be held at 2:00 p.m. on June 2, 2010 at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110, for the following purposes:

1.	To elect three Class II Directors named in the Company’s Proxy Statement to hold office until the 2013 Annual Meeting of Shareholders.

2.	To approve the Company’s Executive Long-Term Incentive Plan.

3.	To consider and act upon such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on April 7, 2010 will be entitled to receive notice of and to vote at the meeting.

By order of the Board of Directors,

April 15, 2010	Richard A. Covel
Secretary

IMPORTANT

Whether or not you plan to attend the meeting in person all shareholders are urged to promptly vote your shares either via the Internet, or if you have received a copy of the proxy card by mail, by signing, dating, and mailing the enclosed proxy The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Shareholders attending the meeting may revoke their proxies and personally vote on all matters that are considered. It is important that your shares be voted in order to ensure the presence of a quorum.

DYNAMICS RESEARCH CORPORATION
 Two Tech Drive
 Andover, Massachusetts 01810

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 2, 2010

GENERAL

The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the “Company”) to be voted at the 2010 Annual Meeting of Shareholders to be held on June 2, 2010.

Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Secretary prior to voting. The authority granted by an executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Proxies will be voted as specified by the shareholders. If no specification is made, the proxy will be voted for the election of three Class II Directors named in the Proxy to hold office until the 2013 Annual Meeting of Shareholders.

Shareholders of record at the close of business on April 7, 2010 are entitled to notice of and to vote at the Annual Meeting. There were 9,924,056 shares of common stock, $0.10 par value per share, outstanding as of that date, each entitled to one vote.

INFORMATION ABOUT PROXY MATERIALS AND VOTING

This year, the Company has again elected to provide shareholders access to proxy materials over the Internet. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

Shareholders of record may vote in one of four ways:
•	by internet at www.voteproxy.com and entering the control number found on your Notice or proxy card;
•	by toll-free telephone by following the instructions on the Notice or proxy card;
•	by completing and mailing your proxy card; or
•
by written ballot at the Annual Meeting.  If you attend the annual meeting, a Company representative will give shareholders of record a ballot when they arrive.  Beneficial owners may vote by following the voting instructions sent by their broker, trustee or nominee.

The cost of solicitation of proxies will be borne by the Company. Employees of the Company may also solicit proxies by mail, telephone or personal interview.

QUORUM REQUIREMENT

Consistent with state law and the Company’s by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.  If a quorum is present, the affirmative vote of the holders of a plurality of the votes properly cast for the election of directors at the Annual Meeting is required to elect the three nominees for election as Class II Directors at the Annual Meeting.

The election inspectors will count shares represented by proxies that withhold authority to vote for the proposals or that reflect abstentions and “broker non-votes” only as shares that are present and entitled to vote on the proposal for purposes of determining a quorum.”  Broker non-votes are shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter.  Abstentions and broker non-votes will not be considered a vote for or a vote against a proposal but will have the effect of reducing the number of affirmative votes required to achieve a majority vote.  Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors or other non-routine matters in the absence of your specific instructions as to how to vote.  Both proposals presented in this Proxy Statement represent are considered non-routine matters.  It is important that you to provide instructions to your broker regarding the voting of your shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Selection Process

The Company maintains a standing Nominating and Governance Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board of Director (“Board”) members and recommending director nominees to the Board. This Committee periodically reviews the size and composition of the Board and determines whether it is necessary to add or replace directors. Nominees for directors are selected based on the criteria set forth in the Nominating and Governance Committee section under “Board of Directors and Committees” within this section.

Nominees for Directorship

The Board comprises nine members and is organized into three classes, equal in number, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to elect three Class II Directors for a term of three years expiring at the 2013 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. If a nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board, unless instructions are given to the contrary. The Board has no reason to expect that the nominees will become unavailable to serve.

The following table sets forth for each nominee and each director whose term continues after the meeting, his age, a brief description of his principal occupation and business experience during the last 5 years, certain other directorships held and how long he has been a director of the Company. Except for Mr. Regan and Mr. Anderegg, none of the nominees or directors is employed by the Company.

The Board recommends a vote “FOR” the election of all nominees as Class II Directors.

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Continuing as Class I Directors — Terms Expiring in 2012

General George T. Babbitt, Jr. (U.S.A.F., retired), 67, retired from BearingPoint, Inc. in 2008. He was a Managing Director in BearingPoint’s Public Service Business from 2000 to May 31, 2008. He served in the United States Air Force from 1965 to 2000, most recently as commander of the Air Force Materiel Command at Wright-Patterson Air Force Base, Ohio. The Company believes this background and experience is among the reasons General Babbitt is qualified to serve on the Board of Directors.	2004

Lieutenant General Charles P. McCausland (U.S.A.F., retired), 74, has been retired from the United States Air Force since 1992. He served in the United States Air Force from 1957 to 1992, most recently as Director of the Defense Logistics Agency. Lt. General McCausland is a member of the advisory board of the H.H. Franklin Center for Supply Chain Management, Syracuse University. He is a director and past president of the Ontario County Chapter of the Association for Retarded Children, which is an affiliate of NYSARC Inc., and a trustee of the Finger Lakes Community College, both located in Canandaigua, New York. The Company believes this background and experience is among the reasons Lt. General McCausland is qualified to serve on the Board of Directors.
2003

W. Scott Thompson, 64, presently serves as Chairman of the Board for Enterprise Solutions Group, Inc.  (ESG), which provides implementation services for enterprise resource planning systems.  Prior to founding ESG in 1991 Mr. Thompson was the Chief Executive Officer of Planning Research Corporation, later PRC, a $780 million subsidiary of Black and Decker.  PRC was one of the largest federal systems integrators at that time.  From 1978 to 1989 Mr. Thompson worked at Advanced Technology, Inc. rising through all management levels to Chief Operating Officer as the Company grew from $5 million to $178 million in annual revenue.  From 1969 through 1977 Mr. Thompson served in the United States Navy.   Mr. Thompson received a Bachelor of Science degree from the University of Mississippi in 1969. The Company believes this background and experience is among the reasons Mr. Thompson is qualified to serve on the Board of Directors.
2010

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Nominees as Class II Directors — Terms Expiring in 2013

Francis J. Aguilar, 77, is Professor of Business Administration, Emeritus, Harvard University Graduate School of Business Administration, and from 1995 through 2009 was Executive Director of Management Education Alliance, a non-profit organization dedicated to improving business education for Afro-Americans and Hispanic Americans. Dr. Aguilar was a director and chairman of the Human Resources and Compensation Committee of Bowater, Inc. until his retirement in June 2005 and he is a former trustee of Bentley University and Treasurer of the New Hampshire Music Festival. The Company believes this background and experience is among the reasons Dr. Aguilar is qualified to serve on the Board of Directors.
1987

John S. Anderegg, Jr., 86, has been Chairman, Emeritus of the Company since April 2001. Mr. Anderegg served as Chairman of the Company from 1988 until April 2001. The Company believes this background and experience is among the reasons Mr. Anderegg is qualified to serve on the Board of Directors.	1955

Nickolas Stavropoulos, 52, presently serves as Executive Vice President US Gas Distribution for National Grid and was elected President, KeySpan Energy Delivery in June, 2004, and Executive Vice President in April 2002.  He previously served as President of KeySpan Energy New England since April 2002, and Senior Vice President of sales and marketing in New England since 2000. Prior to joining KeySpan, Mr. Stavropoulos was Senior Vice President of marketing and gas resources for Boston Gas Company.  Before joining Boston Gas, he was Executive Vice President and Chief Financial Officer for Colonial Gas Company.  In 1995, Mr. Stavropoulos was elected Executive Vice President – Finance, Marketing and CFO, and assumed responsibility for all of Colonial’s financial, marketing, information technology and customer service functions.  Mr. Stavropoulos was a director of Colonial Gas Company and currently serves on the board for Enterprise Bank and Trust Company. The Company believes this background and experience is among the reasons Mr. Stavropoulos is qualified to serve on the Board of Directors.
2005

Continuing as Class III Directors — Terms Expiring in 2011

Kenneth F. Kames, 75, has been retired from The Gillette Company since 1999. He was employed with The Gillette Company from 1968 to 1999, most recently as Vice President of New Business Development. Mr. Kames was a director of LAU Defense Systems, LLC until October 2003 and of Boston Rheology, LLC until November 2003. The Company believes this background and experience is among the reasons Mr. Kames is qualified to serve on the Board of Directors.	1997

James P. Regan, 69, presently serves as Chief Executive Officer (“CEO”) of the Company.  He has served in this capacity since November 1999 and as Chairman since April 2001. Mr. Regan was President and Chief Executive Officer of CVSI, Inc., an international information technology solutions and services company, from 1997 to October 1999, and senior vice president of Litton PRC, from 1992 to 1996. Mr. Regan also serves as Chairman for the Massachusetts High Tech Council and is an advisory board member for the College of Engineering at Villanova University. The Company believes this background and experience is among the reasons Mr. Regan is qualified to serve on the Board of Directors.
1999

Richard G. Tennant, 65, presently serves as Senior Vice President and Chief Financial Officer of iBasis, Inc., one of the three largest wholesale carriers of international voice-over-internet traffic and a subsidiary of Royal KPN NV. For fourteen years prior to joining iBasis in 2001, Mr. Tennant served in chief financial officer positions with several communications firms based in northern Virginia and Baltimore, Maryland.  Mr. Tennant served on the Board of Directors of The Burton Group for nine years until its recent acquisition by Gartner, Inc. and served on the Board of Directors and as the Chair of the Audit Committee of LTX Corporation from 1987 through 1992.  Mr. Tennant received a Master of Science degree from Bentley University in 1978. The Company believes this background and experience is among the reasons Mr. Tennant is qualified to serve on the Board of Directors.
2010

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company, from the government, and from other industries, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer optimizes strategy development and execution, and facilitates timely and complete information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

Dr. Francis Aguilar, an independent director who serves on the Compensation Committee and Nominating and Governance Committee, was selected by the Board to serve as the Lead Director.  The Lead Director has the responsibility of acting as Chair of the Board in the absence of the Chairman, acting as chair of executive sessions of the full Board’s independent directors, acting as the liaison for the executive sessions with the Chairman, and consulting with the Chairman on meeting schedules and agendas.  The Lead Director may also have additional duties, as may be determined from time to time by the Board of Directors.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board of Directors and Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board held five regularly scheduled meetings during 2009. In 2009, each of the directors attended 100% of the total number of meetings of the Board except for, Mr. Kames who attended 60% and Mr. Stavropoulos who attended 80%.  Effective April 1, 2010, Mr. Thompson and Mr. Tennant were appointed to the Board.

Audit Committee.  The Audit Committee, comprised solely of independent directors, is responsible for the oversight of the Company's accounting and financial reporting processes and the audits of the Company's financial statements. In discharging its duties, the Audit Committee reviews with the Company’s independent registered public accounting firm and management the financial statements and reports issued by the Company, reviews the Company’s internal accounting procedures, controls and programs, reviews any transactions that involve a potential conflict of interest, reviews the scope of independent audit coverage and the fees charged by the independent accountants and reviews the independence of such accountants from the Company's management and the Company. The Audit Committee also is responsible for selecting and engaging the Company’s independent registered public accounting firm. The Audit Committee operates under a written charter, which was initially adopted by the Board on April 25, 2000 and amended by the Board most recently on October 29, 2008. A copy of the Audit Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the Audit Committee are Mr. Kames, Chairman, Lt. General McCausland and Mr. Stavropoulos, and Mr. Tennant effective April 1, 2010. The Audit Committee held eight meetings during 2009.  Lt. General McCausland attended 100% of the meetings and Mr. Kames and

Mr. Stavropoulos each attended 87.5% of the meetings.  The Board has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve on the Committee. The Board has also designated Messrs. Kames, Stavropoulos and Tennant as the “audit committee financial experts,” as defined under Item 407(d)(5) of Regulation S-K, adopted in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee.  The Compensation Committee is responsible for determining the compensation for the CEO and the Company’s other executive officers and for administering the Company’s various stock option and other incentive plans and determining distributions and granting awards under such plans at the executive level. The CEO determines distributions and grants awards under such plans at the non-executive level. The Compensation Committee operates under a written charter, which was initially adopted by the Board on December 10, 2002 and amended on December 10, 2003. A copy of the Compensation Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the Compensation Committee are General Babbitt, Chairman; Dr. Aguilar Mr. Stavropoulos, and Mr. Thompson, effective April 1, 2010, all of whom satisfy the independence requirements of the current listing standards of the Nasdaq Global Market. The Compensation Committee held four meetings during 2009 in which all committee members attended 100% of the meetings.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends nominees for the Board as well as for the Board committees, reports annually to the Board on succession planning, leads the Board in its annual review of the Board’s performance and recommends to the Board on an ongoing basis the corporate governance guidelines applicable to the Company. The Nominating and Governance Committee was appointed by the Board and held three meeting in 2009 which all committee members attended. The Board discussed governance matters at each of its five meetings in 2009. The Nominating and Governance Committee operates under a written charter, which was initially adopted by the Board on December 10, 2002 and amended on December 10, 2003. A copy of the Nominating and Governance Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the Nominating and Governance Committee are Dr. Aguilar, Chairman, Lt. General McCausland, General Babbitt, and Mr. Thompson effective April 1, 2010, all of whom satisfy the independence requirements of the current listing standards of the Nasdaq Global Market.

The Nominating and Governance Committee considers and evaluates equally candidates proposed by shareholders, non-management directors, the CEO, other executive officers, third-party search firms and other sources and conducts appropriate inquiries into the backgrounds and qualifications of such candidates. Although the Nominating and Governance Committee currently identifies candidates primarily through networking, third-party search firms would be used if considered necessary. Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names and backgrounds of the proposed candidates to Dr. Aguilar, Chairman of the Nominating and Governance Committee, in care of Richard A. Covel, Dynamics Research Corporation, Two Tech Drive, Andover, Massachusetts 01810-2434. The Nominating and Governance Committee shall consider such recommendations only if appropriate biographical information and background material is provided.

The Nominating and Governance Committee believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. To be recommended by the Nominating and Governance Committee for a position on the Company’s Board, a candidate must, at a minimum, have high standards of personal and professional ethics, integrity and values; substantial experience at the policy-making level in business, government, or education; expertise that is complementary to the experience of other Board members; a willingness and ability to devote the required amount of time to fulfill diligently the duties and responsibilities of Board membership; and a desire to represent the balanced best interests of the shareholders as a whole. In addition, the Nominating and Governance Committee believes that one or more of the Company’s directors should have expertise or experience as a military officer or a senior civil service executive; as a senior corporate manager or operating officer; and as a public company financial or accounting officer.  The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Corporate Governance

The Board has determined that a majority of the Company’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the Nasdaq Global Market. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: Dr. Aguilar, General Babbitt, Mr. Kames, Lt. General McCausland, Mr. Stavropoulos, Mr. Thompson and Mr. Tennant. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Shareholder Communications with Directors

Shareholders of the Company may communicate in writing directly with the Board by submitting to Richard A. Covel, Dynamics Research Corporation, Two Tech Drive, Andover, Massachusetts 01810, any correspondence. Mr. Covel is primarily responsible for monitoring the communications and providing summaries or copies of such communications to the full Board as he deems appropriate. In general, communications relating to corporate governance and long-term corporate strategy will be submitted to the full Board, and communications relating to ordinary business affairs, personal grievances and the like may be dealt with by Mr. Covel.

Director Compensation

The table below provides information concerning the compensation of the directors for the Company's most recently completed fiscal year. Except as noted below, all of the Company's directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee.

With the exception of Messrs. Tennant and Thompson, who were appointed to the Board on April 1, 2010, each non-employee director received an annual retainer of $30,000 in 2009. The Chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee also received an additional retainer of $10,000, $5,000 and $2,500, respectively. In addition, directors are paid a fee of $1,500 for each day the full Board meets in excess of each year’s five regularly scheduled meetings.  Committee members are paid $1,000 for each meeting in excess of the normally scheduled meetings which require their attendance in person, and $500 for each teleconference meeting in excess of normally scheduled meetings.  Non-employee directors serving on the Board in May 2009 also received a grant of 2,400 restricted stock awards, which vest in equal installments over a three-year period from the grant anniversary date. The Company's non-employee directors do not participate in the non-equity incentive compensation plans or retirement plans of the Company.

Non-employee directors may elect to defer all or a portion of their fees payable to them under the Company’s Deferred Compensation Plan for Non-Employee Directors. Participants may also elect to receive their deferred balance in the form of cash or restricted stock after they cease to be a director.  Amounts deferred are maintained in a separate account and for participants who elect a cash payment, interest is credited to such account quarterly at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate. The balance in a participant’s account is payable in a lump sum or in installments when the participant ceases to be a director.  During 2009, no non-employee directors elected to defer any portion of their fees

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
Francis J. Aguilar	$37,500	$22,272	$-	$59,772
John S. Anderegg, Jr. (1)	$-	$-	$114,788	$114,788
General George T. Babbitt, Jr.	$30,000	$22,272	$-	$52,272
Kenneth F. Kames	$40,000	$22,272	$-	$62,272
Lieutenant General Charles P. McCausland	$30,000	$22,272	$-	$52,272
Nickolas Stavropoulos	$30,000	$22,272	$-	$52,272

(1)
Mr. Anderegg is an employee of the Company and does not receive any fees related to his directorship on the Board.  All other compensation for Mr. Anderegg consists of a base salary of $97,500, 401(k) contributions of $3,900 and executive medical and dental insurance premiums of $13,388. Mr. Anderegg is also a participant in the Company’s defined benefit pension plan.  The present value of his accumulated benefit in the pension plan was $455,042 at December 31, 2009, a decrease of $5,929 from last year, primarily due to benefit payments of $58,067 that Mr. Anderegg received during the year.  The present value of pension plan benefits was determined using interest rate mortality and retirement assumptions consistent with those used in the Company's financial statements.

(2)
With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards for grants of restricted stock awards to each listed director in fiscal 2009. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2009. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the stock option to vest in full.  Refer to Note 2 and Note 12 of the Company's financial statements for a discussion related to the calculation of such value.

As of December 31, 2009, each non-employee director held an aggregate number of 4,800 unvested restricted stock awards.  Mr. Anderegg did not hold any unvested restricted stock awards at December 31, 2009.

All stock option awards held by the directors were fully vested prior to 2009.  As of December 31, 2009, the aggregate number of outstanding and exercisable options held by each director was as follows:  Dr. Aguilar, 15,000 options; General Babbitt, 5,000 options; Mr. Kames 16,000 options and; Lt. General McCausland, 5,000 options.  Mr. Anderegg and Mr. Stavropoulos did not hold any stock options at December 31, 2009

PROPOSAL 2

APPROVAL OF EXECUTIVE LONG-TERM INCENTIVE PLAN

BACKGROUND

In 2007, DRC implemented an Executive Long-Term Incentive Program (ELTIP) to replace the 2001 Executive Long-Term Incentive Program which expired in 2008.  Grants from this program have been made each year to eligible executives.  The Hay Group, executive compensation consultants were advisors to the Company in the development and implementation of this plan.  This plan was designed to provide an annual percentage of base salary to be provided as long-term incentive (LTI) for a three-year performance period.  75% of the total opportunity was provided as a cash incentive based on performance against established performance goals over a three-year period.  The other 25% of the opportunity was provided in the form of DRC restricted shares, with three-year time vesting with restrictions lapsing one-third per year.

Updates to this plan were made each year and approved by the Compensation Committee as reported in previous proxy filings.  No cash payouts were made under this plan through the end of 2009.

For 2010, the Company once again engaged The Hay Group to review the plan design, understand competitive levels, and propose changes to improve the efficacy of the plan in retaining and motivating longer-term executive performance.   In this re-design, The Hay Group has proposed a number of plan changes, the most significant of which is reducing the plan to a two-year “end-to-end” plan still comprised of 75% cash and 25% equity.  However the equity portion as well as the cash portion now has performance-based vesting as opposed to time-vesting only.  In each new two-year tranche, the value of two years’ of each executive’s competitive annual target is provided to cover the extended period.   Upon The Hay Group’s recommendation, total executive compensation will be comprised of a large portion of variable, at risk compensation.  For the CEO’s compensation, base pay equals approximately one-third of total compensation and variable, at risk compensation equals approximately two-thirds of total compensation.  For other executives, base pay equals approximately one-half of total compensation and variable, at risk compensation equals approximately one-half of total compensation.  This amended version of the ELTIP shall be referred to as the “2010 ELTIP.”

With these plan changes, the Company now seeks shareholder approval of the 2010 ELTIP to ensure that the Company will be able to take advantage of all the potential tax deductions that might be available should the plan’s goals be achieved and payouts be delivered at the competitive levels.

Any actual cash and stock payouts under the 2010 ELTIP described above are not presently determinable because they depend upon the level of achievement of the performance goals described below.

TAX ISSUES

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation of the Company’s Chief Executive Officer and the other executive officers whose compensation is required to be disclosed to shareholders under the Securities and Exchange Act of 1934 by reason of being among the Company’s most highly compensated officers (excluding the Chief Financial Officer) to $1 million per year. However, the deduction limit does not apply to amounts paid under a “performance-based plan” that complies with specific rules under Section 162(m).  In general, compensation qualifies as being made from a performance-based plan only if it satisfies each of the following four requirements: (i) the compensation is payable on the attainment of one or more pre-established, objective performance criteria; (ii) the performance criteria are established by a committee comprised solely of two or more outside directors; (iii) the material terms of the compensation and performance criteria are disclosed to and approved by shareholders before payment; and (iv) the committee that established the performance criteria certifies that the performance criteria have been satisfied before payment.

PLAN OBJECTIVES

The objective of DRC’s 2010 ELTIP plan is to provide an LTI approach that:
•	Helps to close a competitive gap in LTI compensation and total compensation
•	Motivates long-term performance achievement
•	More closely aligns executive interests with interests of shareholders
•	Provides retention value for key executives
•	Provides flexibility in participation as changes occur in the DRC executive team
•	Ensures deductibility of amounts paid under the 2010 ELTIP

ADMINISTRATOR

The Compensation Committee will be the administrator of the 2010 ELTIP.  With respect to ministerial tasks deemed appropriate by the Compensation Committee, and solely to the extent permitted by Section 162(m) of the Code, the term “Administrator” shall also include such persons (including employees) to whom the Compensation Committee shall have delegated such tasks.

ELIGIBILITY

Eligibility for the 2010 ELTIP will be recommended by the Chairman and Chief Executive Officer to the Compensation Committee, and will be limited to those key senior operations and functional executives who have clear significant impact on the overall performance of the Company.   In addition, recommendations will be made to and approved by the Compensation Committee as to the amount of incentive to be granted to each executive based on competitive analyses and assessment of internal impact on Company long-term performance.

Grants will generally be recommended every two years, beginning in 2010, during the annual board meeting that includes the review of senior executive compensation by the Compensation Committee.  However, grants may be recommended at other times during the year to ensure the inclusion of new members of the senior executive team as required with the relevant performance goals adjusted proportionately to reflect the executive’s employment during less than the full performance period.  In all cases, all participants must receive the confirmation and approval of the Compensation Committee prior to becoming eligible under the 2010 ELTIP.

REWARDS

The LTI rewards will consist of both a cash and equity portion.  The amount of the opportunity granted will be based on a competitive assessment using identified peer companies as well as published survey data as determined necessary to maintain competitiveness.  The amount of the award opportunity will be developed by establishing a competitive annual percentage of base salary to be delivered as LTI compensation.  Each successive tranche will include two years’ competitive target to provide for a two-year “end-to-end” plan.

The provisions of the 2010 ELTIP provide for 75% of the established opportunity to be delivered as a cash award and 25% to be delivered in performance shares.   The extent of payout for both the cash component and the share component is based on actual performance against pre-established goals over the performance period.  The number of performance shares comprising that portion of the total target is determined at time of grant based on 25% of the total target opportunity divided by the closing price of DRC shares as of the date of the Board meeting authorizing the grant.   The actual number of shares to be paid will not be determined until final certification of results and payouts as described below.

PERFORMANCE METRICS AND PERFORMANCE GOALS

Within 90 days after the beginning of each performance period, the Compensation Committee will specify in writing which performance metrics will apply during the performance period and develop performance goals for each participant.  When the Compensation Committee sets the performance goals, the Compensation Committee will establish general, objective rules that will be used to determine the extent to which a participant’s performance goals have been met.

The performance metrics under the 2010 ELTIP are:

1.	Return on Invested Capital (ROIC) – 40% of Total Award

2.	Compound Annual Growth Rate (CAGR) Organic Revenue – 60% of Total Award

The goals for the 2010-2011 performance periods are as follows:

Metric	2010	2011	2-Year Average Goal
Average Two-Year ROIC	11.4%	11.7%	11.55%
Average Two-Year Organic Annual Revenue Growth	5.0%	5.0%	5.0%

MEASUREMENT OF ACHIEVEMENT & PAYOUT

At the end of each two-year performance period, the Compensation Committee will certify in writing the extent to which the performance goals described above have been met, and will authorize the extent of payment due, if any, to participants.  The amount of payment will be determined by using the payout tables below for both metrics.  At that time, the cash payment will be made, and the earned number of performance shares will be converted to DRC shares at the prevailing market price.  There will be no further restrictions on the shares upon final issuance.

Payout due to the executives will be made as soon as possible following Board approval of the payout but no later than as permitted under Section 409A of the Code.

The following payout schedules will be used to determine the level of payout for each of the goals at the end of the performance period.

ROIC PERFORMANCE / PAYOUT TABLE

Actual Performance % of 2-Year Average Goal	Payout % of Target
150%	200%
125%	150%
115%	125%
110%	115%
100% Target	100% Target Payout
90%	85%
80%	50%
<80%	0

ORGANIC REVENUE
GROWTH RATE PERFORMANCE / PAYOUT TABLE

Actual Performance % of 2-Year Average Goal	Payout % of Target
300%	200% Maximum Payout
280%	180%
260%	165%
240%	150%
220%	135%
200%	125%
180%	120%
160%	115%
140%	110%
120%	105%
100%	100% Target Payout
95%	90%
90%	75%
85%	60%
80%	50%
LT 80%	0% No Payout

As indicated in the payout tables above, the maximum that any participant may receive would be 200% of their established target, the capped payment level for both goals.

On February 16, 2010, the Compensation Committee approved the 2010 ELTIP and approved the following potential awards to our named executive officers under the plan, subject to the terms and conditions set forth herein.  These awards are contingent on shareholder approval of the 2010 ELTIP and will be rescinded and of no further force or effect if the shareholders do not approve the 2010 ELTIP.  All ELTIP compensation is contingent upon the achievement of 80% organic revenue growth, and 80% return on invested capital performance objectives.  The measurements and related payouts are calculated separately.

	Threshold Payouts at 80% achievement of ROIC and CAGR Goals	Target Payouts at 100% achievement of ROIC and CAGR Goals	Maximum 200% payout at achievement of 150% ROIC and 300% CAGR Goals
James P. Regan	$ 266,664	$ 533,328	$ 1,066,656
David Keleher	$ 109,304	$ 218,607	$ 437,214
Steven P. Wentzell	$ 54,165	$ 108,329	$ 216,658
Richard A. Covel	$ 43,546	$ 87,092	$ 174,184
Lawrence O'Brien	$ 55,612	$ 111,224	$ 222,448

The maximum amount of cash that can be paid to any one participant is $799,992 for each two year performance period.  The maximum number of performance shares that may be paid to any one participant is 25,616 shares for each two year performance period.

ACQUISITIONS AND DIVESTITURES

In the event of acquisitions and/or divestitures during the performance period, the Compensation Committee may adjust the targets to reflect the transaction(s) prior to determining the level of payout under the tables above.

TERMINATION OF EMPLOYMENT

Generally, executives must be employed on the date of payment in order to receive any payment due from the 2010 ELTIP.  However, the following special circumstances will apply based on type of termination:

•	Voluntary Resignation: In the event that a participant voluntarily terminates employment from the Company, the participant forfeits all claims to future compensation not yet paid from the 2010 ELTIP.

•
Involuntary Termination “For Cause”:  In the event that a participant is involuntarily terminated from employment with the Company “for cause”, the participant forfeits all claims to any outstanding compensation not yet paid from the 2010 ELTIP.  For purposes of the 2010 ELTIP, termination “for cause” is defined as termination for reasons, as deemed by the Administrator in its sole discretion, which cast such discredit on the participant so as to justify the termination of the participant.

•
Involuntary Termination “Not For Cause”:  In the event that a participant is involuntarily terminated from employment by the Company “not for cause”, at the end of the performance period, when full payouts have been determined, the participant will be eligible to receive a pro-rated payment based on the time worked through date of termination.

•
Retirement:  In the event that a participant elects to retire from employment prior to the end of the performance period, the participant will be eligible to receive payment based on the total performance against goals for the entire performance period pro-rated through date of the executive’s termination/retirement.

CORPORATE CHANGE OF CONTROL

In the event of a corporate change of control, the performance goals for the applicable performance period will be deemed satisfied, and participants will be eligible to receive payment based on the cumulative performance against goals as of the effective date of the change of control and pro-rated through the effective date of the change of control.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Under present United States federal income tax laws, participants will realize ordinary income in the year of receipt in an amount equal to the sum of the cash payment and the fair market value of the Company shares deliverable.  The Company will receive a deduction for the amount constituting ordinary income to the participant, so long as the 2010 ELTIP and the payment satisfy the requirements of Section 162(m) of the Code. It is the Company’s intention that the ELTIP be constructed and administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) of the Code.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to Dynamics Research Corporation and our subsidiaries.

Executive Officers

Executive officers are elected by the Board and will hold office until the next annual election of officers and their successors are elected and qualified, or until their earlier resignation or removal by the Board. Executive officers and their principal positions currently held with us are provided in the “Summary Compensation Table.” Please refer to our Annual Report on Form 10-K/A under Item 4, “Submission of Matters to a Vote of Security Holders” for a listing of all positions and offices held by each executive officer during the past five years.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We provide a total compensation package that supports the accomplishment of our objectives and of our customers by supporting the following goals:

•	attraction of a high quality workforce
•	retention of that workforce over time
•	motivation of that workforce to achieve high levels of performance

The underlying foundation of our compensation system is to pay for performance at all levels (i.e., individual, business segment, and corporate-wide).  Our programs are designed to align incentives with the most appropriate segments of the business that the executive’s performance can impact.  In addition, the compensation system encourages and supports the professional and technological skills development and career growth of employees while balancing the individual’s goals and our goals.

Compensation Objectives

1.	Our total compensation systems and programs reinforce and support our values and culture related to dedication, respect and continuous improvement.

2.
Consistent with a pay-for-performance orientation, we ensure effective differentiation of pay, rewards, and recognition based on demonstrated performance and overall contribution to the success of our business.

•
Performance evaluation at all levels considers both the results achieved (i.e., what was accomplished) as well as the methods and behaviors used to achieve the results (i.e., how they were achieved).  This second segment evaluates the extent to which the results were achieved using methods, values, and team building behaviors that are consistent with our culture and values.

•	We maintain a disciplined approach to performance measurement that is applied to the lowest level position up through the highest level executive.

•
Each year we accomplish our goal of having all employees including highest level managers receive an annual performance review.  This review is used along with other factors to make compensation decisions for each employee.

3.
All elements of our direct compensation system (i.e., base salary, short-term variable, long-term variable and the policies and practices supporting the programs) are targeted at median competitive market levels for appropriate industry competitor groups in which we compete for our workforce.

•	Through the use of both short-term and long-term variable compensation alternatives, we will deliver upper quartile total compensation levels if superior Company and individual performances are exhibited. All variable compensation programs for executive management positions have established threshold levels of performance and payout schedules governing the level of payouts for different levels of performance against goals.

•
While on an overall basis, base salaries and total compensation levels are generally targeted at competitive or median market rates, the actual rates for individuals may vary in relation to these rates based on the particular skill sets of an individual, the strategic and critical nature of a position to our business, and business affordability.

•
Variable pay, where applicable, will fluctuate based on quantitative assessments of corporate, business unit, and individual performance and will encourage employees to act as stakeholders in achieving key business results.

4.	We offer a diversified array of benefits, covering health and welfare and retirement savings programs that match competitive practice for our industry.

5.
We provide ongoing training of supervisors in the best practices and techniques for measuring and evaluating performance. Managers will be held accountable for effective performance management, employee development, and the creation of a rewarding work environment.

6.	We use a job evaluation system that appropriately balances internal ranking and external competitiveness, is simple to administer, and is easy to understand.

7.	We continuously define, acknowledge and reward an individual’s acquisition of the professional and technical skills that are important to our success.

8.
We are committed to openly communicating with all employees about our total compensation strategy, systems, and programs, and make a wide array of information available through our intranet site, ongoing training programs, and focused training used each year to deliver programs.

It is a strong cultural norm of ours that the same compensation philosophy, policies, and practices are applied to all.  While there are differences in programs for different employee groups, the differences are only created where competitive differences exist externally, and are required to be sure that the competitiveness of programs are maintained at all levels.

Purpose & Strategic Fit of Executive Compensation Programs

The following table provides a summary of the primary purpose and strategic fit of each of the programs available to our executives.  These purposes are key considerations for any changes being proposed to programs or in the consideration of adding additional programs.  More details for each of these programs are provided in the descriptions following this chart.

Program Element	Attraction of New Executives	Retention of Executives	Motivating Individual Performance	Motivation Group/Unit Performance	Motivating Corporate Performance
Base Salary	✓	✓	✓	✓
Annual Cash Incentive Award (Executive Incentive Plan)	✓	✓	✓	✓	✓
2001 Executive Long-Term Incentive Plan		✓	✓	✓	✓
Executive Long-Term Incentive Plan (2007 and Future Periods)	✓	✓	✓	✓	✓
Restricted Stock Awards	✓	✓	✓	✓	✓
Senior Management Deferred Compensation Plan	✓	✓
Employment Contracts and Change of Control Agreements	✓	✓
Perquisites and Other Benefits	✓	✓

Base Salary

We provide an ongoing base salary with consideration for annual salary increases based on performance of the executive over the past year.   A competitive analysis of base salaries and total cash compensation payouts is developed using published cross-industry surveys for companies comparable in size to the Company.

A performance evaluation is completed for each named executive by the Chairman and CEO.  This evaluation covers their specific operational goals and objectives as established for each during the first quarter of each fiscal year, as well as their performance against key company management behaviors and values.  Based on this evaluation, recommendations are developed and presented to the Compensation Committee for review and consideration for approval.  These recommendations are subject to approval by the Board.  The salary increases granted in February 2009 for the named executive officers averaged 2.9%.  This was down from the increases granted in February 2008 which averaged 3.8%.  This change reflects improvements in their competitive positioning within their salary ranges.

Annual Cash Incentive Award (Executive Incentive Plan)

The Company’s annual award plan design is typical of annual award plans used throughout the industry and is designed to provide an annual incentive to maximize performance over the current fiscal year.  Each year the Compensation Committee of the Board of Directors approves a target award percentage for each executive based on competitive analysis as mentioned above.   For 2009, target annual incentive opportunities set for the named executive officers were as follows:

	Target Amount	Percent of Base Salary
Mr. Regan	$ 369,000	75%
Mr. Keleher	$ 115,238	50%
Mr. O’Brien	$ 77,480	35%
Mr. Wentzell	$ 75,463	35%
Mr. Covel	$ 57,388	25%

Corporate financial goals for our Annual Cash Incentive Plan are U.S. GAAP revenue, U.S. GAAP net income and receivables days sales outstanding (DSO).  For 2009, these corporate goals and achievement were as follows:

	% of Award	Goal	Actual Achievement
Revenue	45%	$ 285.1 million	3.4% below goal
Net Income	45%	$ 9.6 million	6.0% above goal
Receivables DSO	10%	101 days	2.9% below goal

Mr. Regan’s annual cash incentive bonus was based entirely on achievement of these three goals.

The Company’s key objective in the establishment of incentive compensation plans is to pay for performance.  For each of the named executive officers, other than Mr. Regan, annual cash incentive bonuses were based on a balance of quantitative and qualitative achievements in four areas:

(1)	The corporate financial goals noted above,
(2)	Individual cost management objectives,
(3)	Individual non-financial management objectives for their specific area of responsibility, and
(4)
A qualitative assessment of performance in the area of key company management behaviors and values such as expertise in their area of responsibility, teamwork, leadership, commitment to DRC’s mission, and management skills.

Fifty percent of the total incentive cash bonus for each named executive officers, other than Mr. Regan, was based on actual performance achievement compared with the first two quantitative goals and fifty percent on actual performance achievement compared with the second two qualitative goals above, as evaluated and recommended by the Chief Executive Officer and approved by the Committee.  Corporate objectives represented seventy-five percent of the quantitative measurement and individual cost management objectives represented twenty-five percent of the quantitative measurement.

Based on the performance results achieved in 2009, awards granted to the named executive officers for 2009 performance averaged 47.5% of base salary, which was 112.5% of their original target on average.  Due to improved performance, this was up from the prior year’s awards which averaged 45.2% of base salary.

2001 Executive Long-Term Incentive Plan

The 2001 Executive Long-Term Incentive Plan (“ELTIP”) was a one-time long-term incentive plan approved by the Compensation Committee and Board in 2001.  The purpose of the plan was to provide both long-term performance incentive and retention.  Messrs. Regan, Keleher, Covel, and O’Brien are participants in the plan.  The plan awards include both restricted share awards and incentive stock options.  Performance goals were established over the term of the plan.  This plan provided for 100% vesting after seven years with the opportunity for acceleration of vesting if performance targets were achieved prior to the end of the term.  This plan became fully vested in May of 2008, and compensation tables reflect the additional compensation to the participating individuals as a result of this vesting.  The plan terminated upon its final vesting.

Long-Term Incentive Plan (2007 and Future Periods)

 Long-term incentive cash awards were offered for the first time beginning in April 2007 in anticipation of the lapsing of the 2001 Executive Long-Term Incentive Plan described above.  We believed it prudent to avoid any extended time that does not provide both retention and long-term incentive for executives.

At that time, with the assistance of The Hay Group, a peer group competitive sizing was completed to benchmark competitive total long-term incentive opportunity and establish a percentage of base salary target for long-term incentives for our eligible executives.  The companies used in that peer group comparison were: CACI International, Inc., ManTech International Corp., Maximus, Inc., MTC Technologies, Inc., NCI, Inc., SI International, Inc., SRA International, Inc., TechTeam Global, Inc. and Tyler Technologies, Inc.

Each annual award of our long-term incentive plan is structured in two components: (1) 25% of the target value of the award is made in the form of restricted stock with a three year vesting period, and (2) 75% of the target value of each award is in the form of cash, based on achievement of selected objectives over a three year performance period.  Organic revenue growth and return on invested capital (ROIC) have been the selected objectives for the awards made in 2007, 2008 and 2009.

Principal factors considered in establishing organic revenue growth targets include (1) historical organic revenue growth and expectations of improvement, (2) industry projections of federal IT funding growth and (3) peer company organic growth. Considering these factors, annual organic growth targets established for 2007 through 2011 were in the range of 5 to 6 percent.

Principal factors considered in establishing ROIC targets include (1) historical ROIC performance and expectations of improvement, (2) the Company’s weighted average cost of capital, and (3) peer company ROIC.  Considering these factors, ROIC targets established for 2007 through 2011 were in the range of 11 to 13 percent.

In an effort to assure competitiveness and design efficacy, we once again engaged the Hay Group to review the plan design, confirm the competitive positioning of the plan and to propose any changes that would enhance our ability to retain key executives and motivate longer-term performance.   The more significant plan design changes include the conversion of the plan from a 3-year performance period to a 2-year period and the requirement that both the cash and the equity portion be earned by Company performance during the period.  The new plan provides that the equity portion be distributed as “performance shares” for holding during the performance period, and that they will only be issued as DRC shares based on performance during the period as approved by the Compensation Committee and the Board of Directors.

This re-design is detailed in the proposal being submitted as part of this proxy to obtain shareholder approval.  This new plan design increases the likelihood that some of the executives might exceed limits defined in Section 162(m) of the Code and therefore shareholder approval is required to ensure full deductibility of executive compensation.

Restricted Stock Awards

This program is designed to reward long-term performance at all levels and to provide retention value to the executive.  Grants may be made to executives from time to time to meet retention needs or to be delivered as part of the Executive Long-term Incentive Plan based on company performance.

In 2005, stock ownership guidelines were approved by the Board for the senior executive group.  As a result, Mr. Regan is required to maintain a level of equity ownership with us equal to at least three times the midpoint of his base salary range.  Mr. Keleher is required to maintain a level of equity ownership with us equal to at least one and one-half times the midpoint of his base salary range. The other named executive officers have an additional one-year holding restriction after vesting prior to being able to sell vested shares.  These awards generally vest ratably over three years.  Recommendations for these grants are proposed by the Chairman and CEO to the Compensation Committee for review and consideration for approval.  The grants are then presented to the Board for consideration and approval.  The remaining portion of long-term incentives is provided in a long-term cash incentive opportunity as described above.

Defined Benefit Pension Plan

We currently maintain a defined benefit pension plan that has undergone significant changes in recent years.  In February 2002, the Board approved specific retirement program changes that limited future increases in benefits and froze the plan to new participants.  These changes became effective July 1, 2002.  Then in October 2006, the Board approved a total freeze in benefits effective as of January 1, 2007.  Currently Messrs. Regan, Keleher, O’Brien and Covel are participants in this plan.

Senior Management Deferred Compensation Plan

This is a voluntary, deferred compensation plan in which executives may elect to defer a portion of their base salary and all or a portion of their annual cash bonus until a specified event or date.  We do not make contributions to this plan.  All gains are purely a function of funds that have been deferred and the investment performance on these funds.  Election periods are established according to statutory deadlines governing these plans.

Employment Contracts and Change of Control Agreements

We have an employment agreement with Mr. Regan providing for his full-time employment as president, CEO and a director. Mr. Regan is eligible for an annual incentive award of up to 75% of his base salary. The agreement precludes Mr. Regan from competing with us for one year after the cessation of his employment. The agreement may be terminated by either party on six month’s notice. If Mr. Regan’s employment is terminated by us other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), we will continue to pay Mr. Regan’s base salary and to provide his health and life insurance for twelve months.  Mr. Regan would be entitled to receive the portion of his earned prorated annual incentive award and all of his unvested stock grants and options would vest and remain exercisable for one year.

Our change of control agreement with Mr. Regan provides him with benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within two years of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any unvested restricted stock grants, stock options or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) we will continue to insure Mr. Regan and his dependents in our life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit we provide under the agreement is subject to an excise tax under Section 4999 of the Code, we will provide Mr. Regan with a payment to cover such tax.

Pursuant to the Company’s Special Severance Plan, Messrs. Keleher, Wentzell and Covel would each be provided with benefits if their employment with us is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Keleher eighteen months, and Messrs. Wentzell and Covel twelve months of their current annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) we will continue to provide our life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The Special Severance Plan agreements terminate on January 1, 2012 or on the second anniversary of a change of control.

Perquisites and Other Benefits

In addition to the compensation and benefits programs described above, named executive officers receive certain limited perquisites and other benefits.  These include Company paid benefits for executive medical and dental insurance plans, a supplemental executive medical insurance plan, and 401(k) contributions and, only in the case of Mr. Regan, use of a Company vehicle, club membership dues and executive life insurance plan premiums.  These perquisites and other benefits are provided to assure competitiveness and provide an additional retention incentive for these named executives.  The costs associated with providing these additional benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the federal income tax deductibility of compensation paid to our CEO and to each of our other four most highly compensated executive officers. Under these limitations, we may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our shareholders). Shareholder approval is required to assure ongoing full deductibility of executive compensation. We believe that we will not be able to deduct payments made under the 2010 ELTIP Tranche unless the proposed plan submitted with this proxy is approved by shareholders.

Summary

We believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in the Company motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

Report of Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Form 10-K/A for 2009 and our 2010 proxy statement. This report is provided by the following independent directors, who comprise the committee:

The Compensation Committee of the Board of Directors

George T. Babbitt, Chairman
Francis J. Aguilar
Nickolas Stavropoulos

Summary of Executive Compensation

The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2009 to the named executive officers. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control;

•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations.  Such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and the actual realization of cash from the award will depend upon whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and

•
the increase in present value of future pension payments.  Such increase is not cash compensation paid this year and the actual pension benefits will depend upon several factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

We encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis.

Summary Compensation

The following provides compensation of the named executive officers for our last three completed fiscal years.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
James P. Regan	2009	$489,411	$113,929	$388,545	$11,933	$43,313	$1,047,131
President, Chairman and	2008	477,162	120,000	379,652	8,080	43,993	1,028,887
Chief Executive Officer	2007	460,000	101,800	230,000	7,303	40,941	840,044

David Keleher	2009	$286,925	$33,345	$169,624	$5,880	$23,188	$518,962
Senior Vice President and	2008	279,441	40,000	125,000	3,896	23,672	472,009
Chief Financial Officer	2007	269,900	40,720	95,308	-	26,070	431,998

Lawrence H. O'Brien	2009	$219,781	$22,230	$89,745	$41,041	$22,747	$395,544
Senior Vice President and	2008	210,417	20,000	84,698	25,621	23,971	364,707
General Manager,	2007	201,322	20,360	69,422	-	22,372	313,476
Business Solutions and
Business Development

Steven P. Wentzell	2009	$214,732	$20,007	$80,494	$-	$22,681	$337,914
Senior Vice President and	2008	209,132	20,000	79,100	-	22,296	330,528
General Manager,	2007	201,646	20,360	56,899	-	20,954	299,859
Human Resources

Richard A. Covel	2009	$222,532	$22,230	$50,321	$3,621	$20,736	$319,440
Vice President, General	2008	222,656	20,000	55,957	2,668	21,418	322,699
Counsel and Secretary	2007	214,785	20,360	40,341	-	20,956	296,442

(1)
With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards for grants of restricted stock awards to each listed director in fiscal 2009. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2009. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the stock option to vest in full.  Refer to Note 2 and Note 12 of the Company's financial statements for a discussion related to the calculation of such value.  Amounts from 2008 and 2007 were recalculated from amounts disclosed in prior Proxy Statements due to changes in SEC rules.

(2)	Represents Executive Incentive Plan payouts for the performance period ending in 2009 that were paid in the first quarter of 2010.

(3)
Amounts reflect the actuarial change in the present value under our qualified pension plan, determined using interest rate, mortality, and retirement assumptions consistent with those used in our financial statements. There were no above-market or preferential earnings on nonqualified deferred compensation during 2009.   Messrs. Regan, Keleher, O’Brien and Covel experienced an increase in present value primarily due to the change in discount rate from 6.25% at December 31, 2008 to 5.75% at December 31, 2009.  Mr. Regan’s additional increase is due to a benefit adjustment for employees who work beyond age 65.

(4)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

						Executive
						Medical
				Executive		and
		Company	Club	Life	401(k)	Dental	Total Other
Name of Executive	Year	Vehicle	Membership	Insurance	Contributions	Insurance	Compensation
James P. Regan	2009	$7,922	$5,605	$6,598	$9,800	$13,388	$43,313
	2008	8,238	5,485	6,598	9,200	14,472	43,993
	2007	7,649	4,615	6,598	8,958	13,121	40,941

David Keleher	2009	$-	$-	$-	$9,800	$13,388	$23,188
	2008	-	-	-	9,200	14,472	23,672
	2007	-	-	-	9,000	17,070	26,070

Lawrence H. O'Brien	2009	$-	$-	$-	$5,153	$17,594	$22,747
	2008	-	-	-	4,819	19,152	23,971
	2007	-	-	-	5,302	17,070	22,372

Steven P. Wentzell	2009	$-	$-	$-	$9,293	$13,388	$22,681
	2008	-	-	-	7,824	14,472	22,296
	2007	-	-	-	7,833	13,121	20,954

Richard A. Covel	2009	$-	$-	$-	$7,348	$13,388	$20,736
	2008	-	-	-	6,946	14,472	21,418
	2007	-	-	-	7,835	13,121	20,956

Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes non-equity incentive plan awards granted under the Executive Incentive Plan (“EIP”) and equity incentive restricted stock awards (“RSA”) made under the 2000 Incentive Plan. The threshold, target and maximum columns under the non-equity incentive plan awards reflect the range of estimated payouts under the EIP. RSAs granted to the named executive officer in 2009 were fixed, therefore the number of awards granted is disclosed in the “target” column under the equity incentive plan awards section. During 2009, we did not issue any stock option awards and any related columns related to stock option information have been eliminated.

2009 Grants of Plan-Based Awards Table

									Grant
									Date Fair
			Estimated Future Payout Under			Estimated Future Payout Under			Value of
	Award	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock
Name of Executive	Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
James P. Regan	EIP (1)		$184,500	$369,000	$738,000
	RSA (2)	3/2/2009				-	15,375	-	$113,929

David Keleher	EIP (1)		$57,619	$115,238	$230,476
	RSA (2)	3/2/2009				-	4,500	-	$33,345

									Grant
									Date Fair
			Estimated Future Payout Under			Estimated Future Payout Under			Value of
	Award	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock
Name of Executive	Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Lawrence O'Brien	EIP (1)		$38,740	$77,480	$154,960
	RSA (2)	3/2/2009				-	3,000	-	$22,230

Steven P. Wentzell	EIP (1)		$37,732	$75,463	$150,926
	RSA (2)	3/2/2009				-	2,700	-	$20,007

Richard A. Covel	EIP (1)		$28,694	$57,388	$114,776
	RSA (2)	3/2/2009				-	3,000	-	$22,230

(1)
EIP information relates to awards that could have been earned in 2009.  Amounts earned during 2009 and paid during the first quarter of 2010 as described and quantified in the “Summary Compensation Table.”

(2)	RSA information relates to the restricted stock awards made in 2009 under the 2000 Incentive Plan. These awards were fixed and do not provide for a threshold or maximum amount.

Option Exercises and Stock Vested

The following table provides information, for the named executives, on the number of shares acquired upon the vesting of restricted stock awards and the value realized before payment of any applicable withholding tax and broker commissions.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on	Upon	on	Upon
Name of Executive	Exercise	Exercise(1)	Vesting	Vesting(2)
James P. Regan	200,000	$1,799,600	10,333	$76,134
David Keleher	-	$-	3,666	$27,125
Lawrence O'Brien	-	$-	1,833	$13,563
Steven P. Wentzell	-	$-	2,167	$16,038
Richard A. Covel	-	$-	1,833	$13,593

(1)
We computed the aggregate dollar amount realized upon exercise by multiplying the number of options by the difference between market value of the underlying shares on the exercise date and the market value of the underlying options on the grant date.  During 2009, the Company repurchased 66,081 shares to cover the option cost and 54,917 shares to cover the payroll withholding taxes in connection with Mr. Regan’s exercise.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
James P. Regan	10/31/2000	5,350	$8.38	10/31/2010
	5/31/2001	225,000	$8.94	5/31/2011
					2/27/2007	3,334	$35,374
					3/3/2008	8,000	$84,880
					3/2/2009	15,375	$163,129
David Keleher	3/9/2000	17,600	$7.50	3/9/2010
	5/31/2001	60,000	$8.94	5/31/2011
					2/27/2007	1,334	$14,154
					3/3/2008	2,667	$28,297
					3/2/2009	4,500	$47,745
Lawrence O'Brien	12/12/2000	10,000	$8.25	12/12/2010
	5/31/2001	45,000	$8.94	5/31/2011
					2/27/2007	667	$7,077
					3/3/2008	1,334	$14,154
					3/2/2009	3,000	$31,830
Steven P. Wentzell	10/12/2004	25,000	$15.73	10/12/2014
					2/27/2007	667	$7,077
					3/3/2008	1,334	$14,154
					3/2/2009	2,700	$28,647
Richard A. Covel	12/12/2000	20,000	$8.25	12/12/2010
	5/31/2001	50,000	$8.94	5/31/2011
					2/27/2007	667	$7,077
					3/3/2008	1,334	$14,154
					3/2/2009	3,000	$31,830

(1)	Vesting dates of unvested restricted stock awards are as follows:

	Vesting Dates
Name of Executive	2/27/2010	3/2/2010	3/3/2010	3/2/2011	3/3/2011	3/2/2012
James P. Regan	3,334	5,125	4,000	5,125	4,000	5,125
David Keleher	1,334	1,500	1,333	1,500	1,334	1,500
Lawrence O'Brien	667	1,000	667	1,000	667	1,000
Steven P. Wentzell	667	900	667	900	667	900
Richard A. Covel	667	1,000	667	1,000	667	1,000

(2)	Based on the closing market price of our stock on the Nasdaq Global Market as of December 31, 2009 of $10.61 per share.

Pension Benefits

Our Defined Benefit Pension Plan (“Pension Plan”) is tax-qualified and non-contributory, covering substantially all employees, including the named executives, who completed one year of service prior to July 1, 2002.

Effective July 1, 2002, the Board approved specific retirement program changes that limit future increases in benefits and froze membership in the Pension Plan.  On July 1, 2002, we calculated the accrued pension benefit for all eligible participants.  This benefit was calculated using an employee’s final average pay and years of service.  The amount of annual retirement benefit as of June 30, 2002, was determined by a formula which multiplied years of service by the product of 0.683% of the average of the participant’s five highest consecutive years of compensation in the last ten years worked (or actual number of years, if less than 5 years) plus 0.65% of such average annual earnings which exceed Social Security covered compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under our prior retirement program.  This accrued benefit increased by 3% each year through December 31, 2006, while the participant was employed with us.  Terminated vested employees who worked at least 1,000 hours in the year of termination were eligible for the 3% increase.  The 3% increase was applied on the last business day of each year beginning in 2003 and ending on December 31, 2006.  A participant who has 10 or more years of service may elect early retirement at any time between age 55 and normal retirement age of 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit.  The only executive that qualifies for early retirement is Mr. O’Brien.

On October 25, 2006, our Board approved amendments to the Pension Plan which removed the 3% annual benefit inflator for active participants in the Pension Plan and froze each participant's calculated pension benefit as of December 31, 2006.  Effective October 1, 2007, the Board approved plan participants, age 65 and older, to continue working at their current schedule and be eligible to begin their full pension payments.  Plan participants who do not choose to commence pension payments will receive an actuarial adjustment when they do decide to start receiving benefits to reflect their delayed retirement beyond age 65.

The following table provides information with respect to the Pension Plan for payments or other benefits at, following, or in connection with retirement. This does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of each named executive officer’s accumulated benefit under the plan, computed as of December 31, 2009. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

2009 Pension Benefits Table

Name of Executive(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
James P. Regan	Defined Benefit Plan	10.2	$98,933	$-
David Keleher	Defined Benefit Plan	10.0	$50,581	$-
Lawrence O'Brien	Defined Benefit Plan	30.0	$335,047	$-
Richard A. Covel	Defined Benefit Plan	9.1	$34,239	$-

(1)	Mr. Wentzell was not eligible to participate in the defined benefit plan.

(2)	The defined benefit plan allows for a maximum of thirty years of credited service.

(3)
Present values are based on the same assumptions as used in the 2009 year-end financial statement except that no pre-retirement mortality is assumed. Please refer to footnote 11 to our financial statements for a discussion of the assumptions related to this benefit.

Nonqualified Deferred Compensation

Our Senior Management Deferred Compensation Plan allows certain employees the ability to annually elect to defer up to 100% of any cash incentive payments and any salary in excess of the FICA earnings ceiling. Employee contributions are invested in selected mutual funds held within a Rabbi Trust. A hypothetical account is established for each participant who elects to defer and the participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. We do not contribute to this plan.

The following table provides information with respect to the nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on such amounts.

2009 Nonqualified Deferred Compensation Table

Name of Executive(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
James P. Regan	$-	$-	$231,254	$-	$940,018
Lawrence O'Brien	$-	$-	$168	$-	$57,372

(1)	Messrs. Keleher, Wentzell and Covel did not participate in the deferred compensation plan during 2009.

(2)	Amounts represent the change in market value and interest earned at market rates during 2009.

Potential Payments Upon Termination or Change In Control

The following table summarizes the estimated payments to be made under each contract, plan or agreement (collectively referred to as “contracts”) which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement or a constructive termination of a named executive officer, or a change of control. No contracts provide for any additional compensation or benefits for the named executive officers in the event of termination by disability or death. In the event Mr. Regan becomes disabled during employment, the Company would continue to pay his base salary, less the amount of any benefits provided through a Company-provided disability plan, and would continue to provide health and life insurance benefits for up to six months of disability. If Mr. Regan is unable to return to work after six months of disability, the Company may terminate his employment. The following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable would be enhanced by the termination event. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year.

Name of Executive(1)	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change in Control)
James P. Regan(2)
Severance(3)	$880,545	$1,722,000
Accelerated vesting of equity incentive awards(4)	283,382	283,382
Other benefits(5)	19,986	203,275
Total	$1,183,913	$2,208,658

David Keleher
Severance(6)	$-	$547,382
Other benefits(7)	-	20,082
Total	$-	$567,464

Steven P. Wentzell
Severance(8)	$-	$291,072
Other benefits(9)	-	13,388
Total	$-	$304,460

Richard A. Covel
Severance(8)	$-	$286,940
Other benefits(9)	-	13,388
Total	$-	$300,328

(1)	Mr. O’Brien has not entered into a change of control contract as of December 31, 2009.

(2)
For Mr. Regan, in a voluntary or involuntary for cause termination, the Company would only be liable for the amount Mr. Regan earned under the Executive Incentive Plan award which was paid in the first quarter of 2010, as described and quantified in the “2009 Summary Compensation Table”.

(3)
For Mr. Regan, severance for an involuntary not for cause termination would be equal to the sum of (i) the base salary as determined in 2009 and (ii) the Executive Incentive Plan award earned for 2009 as mentioned in (2) above. Payments made for an involuntary not for cause termination would be paid based on their typical pay cycle over one year. Severance for an involuntary or good reason termination under a change of control for Mr. Regan would be equal to the sum of (i) two times the base salary as determined in 2009 and (ii) two times the 2009 target Executive Incentive Plan award, as described and quantified in the “2009 Grants of Plan-Based Awards” table. Payments made under a change of control agreement would be paid as a lump sum within five business days after such termination.

(4)
For Mr. Regan, accelerated vesting of equity incentive awards as of December 31, 2009 would include an aggregate of 26,709 restricted stock awards. This realized gain is based on the Company’s year end closing stock price of $10.61.

(5)
For Mr. Regan, other benefits for an involuntary not for cause termination would include health and life insurance premiums for twelve months. Other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for two years plus certain tax gross-up payments. Other benefit payments would be made under the Company’s typical pay cycle over the respective term.

(6)
For Mr. Keleher, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) eighteen months of the base salary as determined in 2009 and (ii) the 2009 target Executive Incentive Plan award, as described and quantified in the “2009 Grants of Plan-Based Awards” table. Severance payments would be paid as a lump sum within seven business days after such termination.

(7)
For Mr. Keleher, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for eighteen months. Other benefit payments would be made under the Company’s typical pay cycle over the eighteen month period.

(8)
For Messrs. Wentzell and Covel, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) twelve months of the base salary as determined in 2009 and (ii) the 2009 target Executive Incentive Plan award, as described and quantified in the “2009 Grants of Plan-Based Awards” table. Severance payments would be paid as a lump sum within seven business days after such termination.

(9)
For Messrs. Wentzell and Covel, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for twelve months. Other benefit payments would be made under the Company’s typical pay cycle over the twelve month period.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 3, 2009 the Audit Committee voted to engage Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s consolidated financial statements and audit of internal controls over financial reporting as of and for the years ended December 31, 2009 and 2008. The Audit Committee approved 100% of the 2009 and 2008 audit fees.

Type of Fees	2009	2008
Audit Fees	$557,811	$688,172

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid to Grant Thornton for the audit of the Company’s annual financial statements included in the Form 10-K/A and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  There were no tax or non-audit fees paid to Grant Thornton during 2009 and 2008.

Audit Committee Policy for Pre-approval of Independent Accountant Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by Grant Thornton, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects and engages the Company’s independent registered public accounting firm. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm’s audit and non-audit fees; reviews the audited financial statements to be included in the Form 10-K for filing with the Securities and Exchange Commission (“SEC”); meets independently with the Company’s director of internal audit, independent registered public accounting firm and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, and auditor independence issues. The Audit Committee of the Board of Directors is composed of four directors, each of them qualifying as independent under the current listing standards of the Nasdaq Global Market and applicable SEC rules and regulations. The Audit Committee operates under a written charter adopted and amended by the Board of Directors. A copy of the Audit Committee Charter is publicly available on the Company’s website at www.drc.com.

Prior to commencing the 2009 integrated audit of the Company’s financial statements and internal controls over financial reporting, the Committee discussed with Grant Thornton the overall scope and plans for their audit. Upon completion of the audit, the Committee met with Grant Thornton, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee reviewed with management and with Grant Thornton the audited financial statements for the year ended December 31, 2009, including footnotes as well as management’s discussion and analysis of results of operations included in the Form 10-K/A. The Committee also discussed with Grant Thornton matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Committee has received the written disclosures and the letter from Grant Thornton as to that firm’s independence from management and the Company, as required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with Grant Thornton their independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K/A for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee of the Board of Directors

Kenneth F. Kames, Chairman
Charles P. McCausland
Nickolas Stavropoulos

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Management

The following table sets forth the number and the percentage of shares of the Company’s common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group as of March 31, 2010. There were no shares of the Company’s preferred stock that was issued and outstanding as of March 31, 2010. Except as otherwise indicated, each director or executive officer listed below possessed sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Francis J. Aguilar	91,675	(3)	*
John S. Anderegg, Jr.	767,728	(4)	7.4%
General George T. Babbitt Jr.	17,000		*
Kenneth F. Kames	31,400		*
Lieutenant General Charles P. McCausland	17,700		*
Nickolas Stavropoulos	12,000		*
James P. Regan	433,035	(5)	4.2%
David Keleher	87,874		*
Lawrence O'Brien	62,845		*
Steven P. Wentzell	34,750		*
Richard A. Covel	83,906		*
All Directors and Executive Officers as a Group (11 persons)	1,639,913		15.8%

*	Less than 1% of the outstanding shares of the Company common stock.

(1)
Includes options to acquire shares which are currently exercisable: Dr. Aguilar, 15,000 shares; General Babbitt, 5,000 shares; Mr. Kames, 16,000 shares; Lt. General McCausland, 5,000 shares; Mr. Regan, 230,350 shares; Mr. Keleher, 60,000 shares; Mr. O’Brien, 55,000 shares; Mr. Wentzell, 25,000 shares; Mr. Covel, 70,000 shares; for a total of 481,350 shares.  Messrs. Anderegg and Stavropoulos did not hold any stock options as of March 31, 2010.

(2)
Outstanding shares represent the 9,924,056 shares of the Company common stock outstanding on March 31, 2010, plus an aggregate of 481,350 shares, as noted above, for a total of 10,405,406 shares outstanding.

(3)	Includes 11,655 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power.

(4)
Includes 90,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of his deceased spouse, of which Mr. Anderegg is executor and 8,400 shares held by his current spouse, as to all of which he disclaims beneficial ownership.

(5)	Includes 2,000 shares held by Mr. Regan’s spouse, as to which he disclaims beneficial ownership.

Stock Ownership of Principal Shareholders

The following sets forth certain information concerning the principal shareholders known to us who may be considered beneficial owners of more than 5% of the outstanding shares of the Company common stock as of December 31, 2009.

Name of Address of Principal Shareholders	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Heartland Advisors, Inc.	1,297,489	(2)	13.1%
789 North Water Street
Milwaukee, WI 53202

Rutabaga Capital Management LLC/MA	857,109	(3)	8.6%
64 Broad Street, 3rd Floor
Boston, MA 02109

(1)	Outstanding shares represent the 9,923,357 shares of the Company common stock outstanding on December 31, 2009.

(2)
According to a Schedule 13G/A Heartland Advisors, Inc. (“Heartland”) filed with the SEC on February 10, 2010, Heartland beneficially owns 1,297,489 shares of the Company’s common stock and reported shared dispositive power of such shares with William J. Nasgovitz. Heartland reported shared voting power of 1,151,295 shares of the Company’s common stock with Mr. Nasgovitz in such filing.

(3)
According to a Schedule 13G/A Rutabaga Capital Management (“Rutabaga”) filed with the SEC on February 11, 2010, Rutabaga beneficially owns 857,109 shares of the Company’s common stock and reported sole dispositive power of such shares. Rutabaga reported sole voting power of 518,619 shares of the Company’s common stock in such filing.

Equity Compensation Plans

The Company has four shareholder approved equity incentive plans, which are administered by the Compensation Committee of the Board. These plans, which include the 1993 Equity Incentive Plan, the 1995 Stock Option Plan for Non-Employee Directors, the 2000 Incentive Plan and the 2003 Incentive Plan, are more fully described in footnote 10 to our financial statements which are included in our Form 10-K/A.

The Company also maintains a shareholder approved 2000 Employee Stock Purchase Plan (the “ESPP”) which is designed to give eligible employees an opportunity to purchase common stock of the Company through accumulated payroll deductions. All employees of the Company or designated subsidiaries who customarily work at least 20 hours per week and do not own five percent or more of the Company’s common stock are eligible to participate in the ESPP. Please refer to footnote 12 to our financial statements for additional information regarding the ESPP.

The following table summarizes, as of December 31, 2009, the number of shares of the Company’s common stock to be issued upon exercise of options issued under our equity compensation plans and the number of shares of common stock remaining available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
1993 Equity Incentive Plan	10,000	$18.41	-
1995 Stock Option Plan for Non-Employee Directors	11,000	$13.32	-
2000 Incentive Plan	585,843	$9.40	-
2003 Incentive Plan	-	$-	372,024
Total equity compensation plans approved by shareholders	606,843	$9.62	372,024

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Transactions with Related Persons

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, all related party transactions are subject to review and approval or ratification by the Audit Committee. The Chief Financial Officer reports to the Audit Committee all related party transactions in accordance with the Company’s pre-filing disclosure procedures and Audit Committee required review of such filings.

If a related party transaction were identified it would be assessed by the Company's inside counsel, the Company's outside counsel, the Company's internal auditor, and the Audit Committee. An opinion would then be provided. The Company assesses each matter on a case by case basis and applies standards and criteria which are appropriate based on the type of transaction and any possible conflict that may be raised. The Company has a policy, DRC's Standards of Ethics and Conduct, which addresses related party transactions and/or potential conflicts of interest.  This policy applies to the Company's directors, officers and employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filing requirements under Section 16(a) were complied with during 2009.

ADDITIONAL INFORMATION

Shareholder Proposals for 2011 Annual Meeting of Shareholders

Proposals of shareholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 1, 2010 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

For proposals that shareholders intend to present at the 2011 Annual Meeting of Shareholders that will not be included in the Company’s proxy materials, if the shareholder fails to notify the Company of such intent on or before February 12, 2011, then the proxies that management solicits for the 2011 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal, if it is properly presented at the meeting.

Delivery of Documents to Shareholders Sharing an Address

For shareholders that are beneficial owners, but not record holders, of the Company’s common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2009 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2009 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Treasurer’s Office, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810-2434, or calling (800) 522-4321. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Other Matters

The Board does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

0

DYNAMICS RESEARCH CORPORATION

PROXY

Annual Meeting of Shareholders - June 2, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Pisey S. Pheng and Richard A. Covel and each of them as proxies, with full power of substitution and re-substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side, at the Annual Meeting of Shareholders of Dynamics Research Corporation (the "Company") on June 2, 2010 at 2:00 P.M., Boston time, and at any adjournments thereof, all of the shares of the Company held of record by the undersigned on April 7, 2010 which the undersigned would be entitled to vote if personally present.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

DYNAMICS RESEARCH CORPORATION

June 2, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=01880

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20330000000000000000 9 060210

The Board of Directors recommends a vote FOR the following proposal:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors as listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Francis J. Aguilar
- ○ John S. Anderegg
- ○ Nickolas Stavropoulos

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval of Executive Long-Term Incentive Plan	☐	☐	☐

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.